Exhibit 12.1

PANOLAM INDUSTRIES INTERNATIONAL, INC.

STATEMENT REGARDING COMPUTATION OF RATIOS

RATIO OF EARNINGS TO FIXED CHARGES

(in thousands, except ratios)

	Predecessor				Successor
				Nine	Period		Six	Six
				Months	October 1,	Year	Months	Months
				Ended	2005 to	Ended	Ended	Ended
	Year Ended December 31,			September 30,	December 31,	December 31,	June 30,	June 30,
	2002	2003	2004	2005	2005	2006	2006	2007
Net income (loss) before income taxes (benefit)	$10,064	$11,395	$10,357	$(1,559)	($2,584)	$14,852	$7,426	$5,259
Interest expense	21,508	14,085	14,688	20,693	6,918	35,577	16,480	17,676
Interest portion of rent expense (1)	513	507	569	412	139	1,300	650	683
Earnings available for fixed charges (2)	32,085	25,987	25,614	19,546	4,473	51,729	24,556	23,618
Divided by:
Fixed charges	22,021	14,592	15,257	21,105	7,057	36,877	17,130	18,359
Ratio of earnings to fixed charges	1.5x	1.8x	1.7x	0.9x	0.6x	1.4x	1.4x	1.3x

(1)                                  The interest portion of rent expense is assumed to be equal to 33.3% of rental expense for each of the respective periods.

(2)                                  The amounts of the deficiency in earnings available for fixed charges in which the ratio is less than one-to-one are $1,559 for the nine months ended September 30, 2005 and $2,584 for the three months ended December 31, 2005.